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Exhibit 99.1

VICORP Restaurants, Inc. Announces
Fiscal Second Quarter 2005 Results

        DENVER, CO (May 25, 2005)—VICORP Restaurants, Inc. ("the Company"), today announced financial results for its fiscal 2005 second quarter ended April 21, 2005.

        Net revenues for the second quarter of 2005 were $93.5 million, a 0.4% increase from net revenues of $93.1 million reported in the second quarter of 2004. The increase in revenues resulted from sales at the four new restaurants, net of closures, opened since the end of the second quarter of fiscal 2004. Comparable restaurant sales for the second quarter of 2005 declined 2.6% versus the previous year's second quarter. Net income for the second quarter of 2005 was $0.5 million versus a net loss of $3.7 million, as restated, in the comparable period of 2004 (see discussion below entitled "Restatement of Previously Issued Consolidated Financial Statements"). The second quarter of fiscal 2004's results included $6.9 million of pre-tax debt extinguishment costs associated with our April 2004 debt refinancing. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"—as calculated in the accompanying Consolidated Statements of Adjusted EBITDA and discussed further below under the caption entitled "Factors Affecting Comparability and Non-GAAP Financial Information") for both the second quarter of 2005 and 2004 was $11.8 million.

        Company-owned restaurant operating profit was essentially the same in the second quarter of fiscal 2005 versus the same quarter last year and down modestly as a percentage of sales. A decrease in food cost as a percentage of restaurant sales was offset by higher labor costs and other operating expenses. Commodity product costs were favorable compared to a year ago, leading to a 0.5% improvement in percentage food cost. Labor costs were higher by 0.4% as a percentage of sales due largely to inefficiencies associated with the comparable restaurant sales decrease discussed above and a minimum wage increase in Illinois. Other operating expenses increased by 0.2% as a percentage of sales. General and administrative costs increased by $0.6 million due primarily to higher legal and accounting fees, while management fees decreased by $0.3 million due to a one-time fee paid last year in conjunction with our debt refinancing. Interest expense increased by $0.6 million in the second quarter of 2005 compared to the comparable quarter of 2004 due largely to greater debt outstanding throughout the first two quarters of 2005 and a higher average interest rate, both a result of the high-yield debt financing consummated at the end of the second quarter of 2004.

        Debra Koenig, CEO, commented, "This quarter proved challenging with our Bakers Square concept recording a comparable sales decrease of 5.5%. However, on a positive note, our Village Inn concept continued its string of sales improvements with comparable sales increasing 0.9% over the same period last year. We look forward to the first efforts of our new advertising agency, Ryan Partnership, to contribute to improving our comparable store sales performance in the second half of our fiscal year. Additionally, we are very excited to pilot our first "repositioned" Bakers Square restaurants starting in the second half of fiscal 2005. They will reflect many physical and operational changes we feel will have a broader appeal to our guests while still building on our award-winning pie heritage. We believe our pies are second-to-none and we recently won 21 first place awards at this year's American Pie Championships, more than any other pie company. During the second quarter, we opened two new restaurants and closed one under-performing location whose lease had expired. We have now opened five new restaurants in the first half of this year and continue to plan to open a total of 23 to 27 new restaurants throughout fiscal 2005, predominantly under the Village Inn brand."

        Year-to-date through the second quarter, net revenues were $199.3 million in 2005 reflecting a 2.9% increase over the $193.7 million reported in 2004. The increase was due to operating five more locations on average in 2005 versus 2004 and the three extra operating days (see "Factors Affecting Comparability" discussed below) partially offset by a decline in comparable restaurants sales of 1.9%. Operating profit increased $1.0 million over the same quarters last year, reflective primarily of our strong first quarter performance. Net income was $2.7 million for the first two quarters of fiscal 2005 compared to a loss of $1.6 million last year. 2004's results included $6.9 million of pre-tax debt extinguishment costs. Adjusted EBITDA was $27.0 million for the first two quarters of fiscal 2005, a 5.5% increase from the $25.6 million Adjusted EBITDA, as restated, for the same quarters of 2004.

Restatement of Previously Issued Consolidated Financial Statements

        We restated our previous year's reported audited consolidated financial statements principally as a result of a review of our lease accounting policies and practices prompted by the views expressed by the Office of the Chief Accountant of the SEC on February 7, 2005 in a letter to the American Institute of Certified Public Accountants and other recent interpretations regarding certain operating lease issues and their application under GAAP. From our review, we determined that 1) a substantial number of restaurant property real estate transactions which were consummated between fiscal 1999 and fiscal 2004 needed to be accounted for as deemed financing transactions as opposed to sale-leaseback transactions, 2) we needed to change our accounting for straight-line rent expense with respect to certain leases with scheduled rent escalations, 3) we needed to change the useful lives used as a basis for depreciating certain leasehold improvements, 4) we needed to change how we accounted for deferred income taxes in relation to certain purchase price allocations associated with business acquisitions and 5) certain other miscellaneous adjustments needed to be recorded.

        The principal impact of the restatement was to record on our consolidated balance sheets the assets from real estate transactions that we previously believed to be sale-leaseback transactions which were consummated in 1999, 2001 and 2003 related to 79 existing restaurants and nine new restaurant locations opened in 2003 and 2004, and to record the proceeds from these transactions as liabilities under the caption "Deemed landlord financing liability". Operating results were restated to recognize depreciation expense associated with the assets subject to these transactions and re-characterize the lease payments previously reported as rent expense as principal repayments and imputed interest expense. In addition, our reported rent expense was increased to correct certain errors related to our accounting for rent escalator accruals, and our reported depreciation expense was increased to reflect corrected useful lives of certain leasehold improvements.

        The net effect of the adjustments to our consolidated statement of operations for the second quarter of 2004 (84 days ended April 15, 2004) was a decrease in net income of $566,000. This consisted of a decrease in operating and franchise expenses by $1,427,000 and $41,000, respectively, an increase in interest expense of $2,690,000 and an increase in the benefit for income taxes of $656,000.

        The net effect of the adjustments to our consolidated statement of operations for the first two quarters of 2004 (172 days ended April 15, 2004) was a decrease in net income of $1,313,000. This consisted of a decrease in operating and franchise expenses by $3,002,000 and $82,000, respectively, an increase in interest expense of $5,554,000 and an increase in the benefit for income taxes of $1,157,000.

        The following schedules summarize the adjustments identified related to our financial position at October 28, 2004 and results of operations for the 84-days and 172-days ended April 15, 2004. We restated our annual consolidated financial statements and certain other interim period consolidated financial statements with the filing of an amended Annual Report on Form 10-K with the SEC for our fiscal year ended October 28, 2004.

	As of October 28, 2004
	Previously reported	Corrections	As restated
	(Unaudited)
Balance Sheet Data:
Receivables, net	$13,676	$(1,761)	$11,915
Deferred income taxes, short-term	2,463	2,210	4,673
Total current assets	33,418	449	33,867
Property and equipment, net	84,785	(4,469)	80,316
Assets under deemed landlord financing liability, net	—	110,342	110,342
Build-to-suit construction-in-progress	6,258	(6,258)	—
Deferred income taxes, long-term	22,636	(22,636)	—
Goodwill	82,843	9,038	91,881
Other assets, net	6,482	7,281	13,763
Total assets	290,380	93,747	384,127
Current maturities of long-term debt and capitalized lease obligations	258	(57)	201
Accounts payable	12,865	309	13,174
Current liabilities	49,963	252	50,215
Capitalized lease obligations	3,490	(3,242)	248
Deemed landlord financing liability	—	114,670	114,670
Build-to-suit liability	6,258	(6,258)	—
Deferred income taxes, long-term	—	1,360	1,360
Other non-current liabilities	15,871	(8,814)	7,057
Total liabilities	217,051	97,968	315,019
Preferred stock	79,769	253	80,022
Accumulated deficit	(8,925)	(4,474)	(13,399)
Total stockholders' equity	72,266	(4,221)	68,045
Total liabilities and stockholders' equity	290,380	93,747	384,127
	84 Days Ended April 15, 2004
	Previously reported	Corrections	As restated
	(Unaudited)
Statement of Operations Data:
Other operating expenses	$26,454	$(1,427)	$25,027
Franchise operating expenses	582	(41)	541
Operating profit	5,549	1,468	7,017
Interest expense	(3,209)	(2,690)	(5,899)
Loss before income taxes	(4,489)	(1,222)	(5,711)
Provision for income taxes	(1,392)	(656)	(2,048)
Net loss	(3,097)	(566)	(3,663)
Net loss attributable to common shareholders	(4,808)	(566)	(5,374)

	172 Days Ended April 15, 2004
	Previously reported	Corrections	As restated
	(Unaudited)
Statement of Operations Data:
Other operating expenses	$54,564	$(3,002)	$51,562
Franchise operating expenses	1,175	(82)	1,093
Operating profit	12,917	3,084	16,001
Interest expense	(6,551)	(5,554)	(12,105)
Loss before income taxes	(440)	(2,470)	(2,910)
Provision for income taxes	(133)	(1,157)	(1,290)
Net loss	(307)	(1,313)	(1,620)
Net loss attributable to common shareholders	(3,773)	(1,313)	(5,086)
Statement of Cash Flows Data:
Net cash provided by operations	$10,967	$(287)	$10,680
Net cash used in investing activities	(6,473)	(129)	(6,602)
Net cash used in financing activities	(7,710)	416	(7,294)
Net increase in cash and cash equivalents	(3,216)	—	(3,216)
	84 Days Ended April 15, 2004			172 Days Ended April 15, 2004
	Previously reported	Corrections	As restated	Previously reported	Corrections	As restated
	(In thousands)
Adjusted EBITDA Data:
Net loss	$(3,097)	$(566)	$(3,663)	$(307)	$(1,313)	$(1,620)
Provision for income taxes (benefit)	(1,392)	(656)	(2,048)	(133)	(1,157)	(1,290)
Interest expense	3,209	2,690	5,899	6,551	5,554	12,105
Depreciation & amortization	3,338	975	4,313	6,645	1,963	8,608

EBITDA	2,124	2,443	4,567	12,863	5,047	17,910
Adjustments to EBITDA
Amortization of rent related adjustments(a)	192	174	366	393	356	749

Total Adjustments	7,071	174	7,245	7,294	356	7,650

ADJUSTED EBITDA(1)	9,195	2,617	11,812	20,157	5,403	25,560

(1)
See discussion under "Non-GAAP Financial Information" below.

Factors Affecting Comparability and Non-GAAP Financial Information

        Our fiscal year is comprised of 52 or 53 weeks divided into four fiscal quarters of 12 or 13, 12, 12, and 16 weeks. The first two quarters of fiscal 2005 and fiscal 2004 consisted of 175 and 172 days, respectively, reflecting the difference in duration of the first quarter of those years. The second, third and fourth quarters of fiscal 2005 and fiscal 2004 are the same in duration.

        We believe that, in addition to other financial measures, earnings before interest, taxes, depreciation and amortization, "EBITDA" and "Adjusted EBITDA" are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs and are used by securities analysts and others in evaluating companies in our industry. However, "EBITDA" and "Adjusted EBITDA" are not prescribed terms under accounting principles generally accepted in the United States, do not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. Because "EBITDA" and "Adjusted EBITDA" are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures of other companies. Refer to the accompanying Consolidated Statements of Adjusted EBITDA for a reconciliation of these non-GAAP financial performance measures to the GAAP measures and other information.

Conference Call Information

        VICORP will conduct a conference call on Wednesday, May 25, 2005, at 1:00 p.m. Eastern Time. The conference call can be accessed by dialing 1-800-268-8047, Conference ID 7157046. A recording of the conference call will be available by dialing 1-800-839-6713 or 1-402-220-2306, Conference ID 7157046.

About VICORP Restaurants, Inc.

        VICORP Restaurants, Inc. operates family-dining restaurants under two proven and well-recognized brands, Village Inn and Bakers Square. VICORP, founded in 1958, has 377 restaurants in 25 states, consisting of 274 company-operated restaurants and 103 franchised restaurants. Village Inn is known for serving fresh breakfast items throughout the day, and we have also successfully leveraged its strong breakfast heritage to offer traditional American fare for lunch and dinner. Bakers Square offers delicious food for breakfast, lunch and dinner complimented by its signature pies, including dozens of varieties of multi-layer specialty pies made from premium ingredients. Our headquarters are located at 400 West 48th Avenue, Denver, Colorado 80216.

Safe Harbor Statement

        This announcement includes statements that are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this announcement. See the "Risk Factors" section of our Annual Report on Form 10-K/A, as amended, for the year ended October 28, 2004, filed with the Securities and Exchange Commission, for a discussion of some of the factors that may affect the Company and its operations. Such factors include the following: competitive pressures within the restaurant industry; changes in consumer preferences; the level of success of our operating strategy and growth initiatives; the level of our indebtedness and the terms and availability of capital; fluctuations in commodity prices; changes in economic conditions; government regulation; litigation; and seasonality and weather conditions. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods. Any forward-looking statements which we make in this announcement speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

# # #

        VICORP Restaurants, Inc., Village Inn and Bakers Square are either registered trademarks or trademarks of VICORP Restaurants, Inc., or its subsidiaries in the United States and/or other countries.

Contact:	Anthony J. Carroll Chief Financial Officer VICORP Restaurants, Inc. Direct: (303) 672-2266 Email: tony.carroll@vicorpinc.com

VI Acquisition Corp.
Consolidated Statements of Operations
(Unaudited)
(In thousands)

	84 Days Ended April 21, 2005	84 Days Ended April 15, 2004	175 Days Ended April 21, 2005	172 Days Ended April 15, 2004
	(As restated)			(As restated)
Revenues:
Restaurant operations	$92,339	$91,963	$196,862	$191,389
Franchise operations	1,191	1,162	2,420	2,330

	93,530	93,125	199,282	193,719
Costs and expenses:
Restaurant costs:
Food	24,394	24,799	52,605	52,096
Labor	30,042	29,491	62,282	60,298
Other operating expenses	25,336	25,027	53,102	51,562
Franchise operating expenses	521	541	1,032	1,093
General and administrative expenses	6,271	5,699	12,878	11,900
Transaction expenses	—	23	15	45
Management fees	196	506	392	702
Asset impairments	—	22	—	22

Operating profit	6,770	7,017	16,976	16,001
Interest expense	(6,476)	(5,899)	(13,454)	(12,105)
Debt extinguishment costs	—	(6,856)	—	(6,856)
Other income, net	138	27	226	50

Income (loss) before income taxes	432	(5,711)	3,748	(2,910)
Provision for income taxes (benefit)	(24)	(2,048)	1,023	(1,290)

Net income (loss)	456	(3,663)	2,725	(1,620)
Preferred stock dividends and accretion	(1,928)	(1,711)	(3,975)	(3,466)

Net loss attributable to common stockholders	$(1,472)	$(5,374)	$(1,250)	$(5,086)

        The following consolidated statements of adjusted EBITDA show "EBITDA" and "Adjusted EBITDA" because we believe that, in addition to other financial measures, they are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs and are used by securities analysts and others in evaluating companies in our industry. However, "EBITDA" and "Adjusted EBITDA" are not prescribed terms under accounting principles generally accepted in the United States, do not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. Because "EBITDA" and "Adjusted EBITDA" are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures of other companies.

VI Acquisition Corp.
Consolidated Statements of Adjusted EBITDA
(In thousands)
(Unaudited)

	84 Days Ended April 21, 2005	84 Days Ended April 15, 2004	175 Days Ended April 21, 2005	172 Days Ended April 15, 2004
	(As restated)			(As restated)
Net income (loss)	$456	$(3,663)	$2,725	$(1,620)
Provision for income taxes (benefit)	(24)	(2,048)	1,023	(1,290)
Interest expense	6,476	5,899	13,454	12,105
Depreciation & amortization	4,520	4,313	9,000	8,608
Impairment of assets	—	22	—	22
Asset retirement expense (gain)	(6)	44	22	85

EBITDA	11,422	4,567	26,224	17,910
Adjustments to EBITDA
Debt extinguishment costs	—	6,856	—	6,856
Transaction expense	—	23	15	45
Amortization of rent related adjustments(a)	360	366	746	749

Total Adjustments	360	7,245	761	7,650

ADJUSTED EBITDA	$11,782	$11,812	$26,985	$25,560

(a)
Includes amortization of the fair market rent adjustments which we were required to recognize under purchase accounting at the time of the June 2003 acquisition.

VI Acquisition Corp.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)
 (Unaudited)

	April 21, 2005	October 28, 2004
		(As restated)
Assets
Current assets:
Cash and cash equivalents	$8,930	$1,332
Receivables, net	8,910	11,915
Inventories	9,295	12,245
Deferred income taxes, short-term	4,914	4,673
Prepaid expenses and other current assets	3,230	3,432
Income tax receivable	273	270

Total current assets	35,552	33,867
Property and equipment, net	79,508	80,316
Assets under deemed landlord financing liability, net	111,366	110,342
Goodwill	91,881	91,881
Trademarks and tradenames	42,600	42,600
Franchise rights, net	11,084	11,358
Other assets, net	12,451	13,763

Total assets	$384,442	$384,127

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$127	$201
Cash overdraft	—	3,190
Accounts payable	11,106	13,174
Accrued compensation	7,046	7,138
Accrued taxes	9,194	7,992
Other accrued expenses	18,955	18,520

Total current liabilities	46,428	50,215
Long-term debt	140,220	141,469
Capitalized lease obligations	224	248
Deemed landlord financing liability	116,183	114,670
Deferred income taxes, long-term	556	1,360
Other noncurrent liabilities	8,998	7,057

Total liabilities	312,609	315,019
Commitments and contingencies
Stock subject to repurchase	1,063	1,063
Stockholders' equity:
Preferred stock, $0.0001 par value:
Series A, 100,000 shares authorized, 68,659 shares issued and outstanding at April 21, 2005 and October 28, 2004 (aggregate liquidation preference of $81,040 and $78,846, respectively)	83,997	80,022
Unclassified preferred stock, 100,000 shares authorized, no shares issued or outstanding	—	—
Common stock $0.0001 par value:
Class A, 2,800,000 shares authorized, 1,386,552 shares issued and outstanding at April 21, 2005 and October 28, 2004	—	—
Paid-in capital	2,426	2,426
Treasury stock, at cost, 923.87 shares of preferred stock and 80,603 shares of common stock at April 21, 2005 and October 28, 2004	(1,004)	(1,004)
Accumulated deficit	(14,649)	(13,399)

Total stockholders' equity	70,770	68,045

Total liabilities and stockholders' equity	$384,442	$384,127

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VICORP Restaurants, Inc. Announces Fiscal Second Quarter 2005 Results